Filed pursuant to Rule 424(b)(3)
File No. 333-131806

Prospectus Supplement No. 1
(To Prospectus dated June 19, 2006)

SKY PETROLEUM, INC.

16,013,620 shares of common stock

        This prospectus supplement supplements the Prospectus dated June 19, 2006, relating to the sale of up to 16,013,620 shares of our common stock. This prospectus supplement should be read in conjunction with the Prospectus.

Quarterly Report on Form 10-QSB/A

        On September 8, 2006, we filed with the Securities and Exchange Commission the attached Quarterly Report on Form 10-QSB Amendment No. 1 for the quarter ended June 30, 2006. The text of the 10-QSB Amendment No. 1 is attached hereto.

Investing in our common stock involves a high degree of risk.
See Risk Factors beginning on page 5 of the Prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 8, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-QSB/A
AMENDMENT NO. 1

QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended:   June 30, 2006

TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number:   333-99455

SKY PETROLEUM, INC.

(Exact name of small business issuer as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	32-0027992 (I.R.S. Employer Identification No.)

401 Congress Avenue, Suite 1540 Austin, Texas (Address of principal executive offices)	78701 (zip code)

Issuer’s Telephone Number:   (512) 687-3427

        Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes          No

As of July 31, 2006 there were 46,571,485 shares of common stock outstanding.

Transitional Small Business Disclosure Format (check one)

Yes          No

Explanatory Note: This Amendment No. 1 to Sky Petroleum, Inc.’s 10-QSB for the quarterly period ended June 30, 2006 is being made to correct certain typographical errors in the Financial Statements (unaudited) contained in the registrant's Form 10-QSB filed on August 15, 2006.

PART I — FINANCIAL INFORMATION

SKY PETROLEUM, INC.
JUNE 30, 2006

INDEX

PART I - FINANCIAL INFORMATION	Page No.(s)

Item 1.	Financial Statements (unaudited)

Consolidated Balance Sheet as of June 30, 2006	1

Consolidated Statement of Operations for the three and six months ended June 30, 2006 and 2005	2

Consolidated Statement of Cash Flows for the six months ended June 30, 2006 and 2005	3

Notes to Unaudited Financial Statements	4

Item 2.	Plan of Operation	7

Item 3.	Controls and Procedures	14

PART II - OTHER INFORMATION

Item 1.	Legal Proceedings.	14

Item 1A.	Risk Factors	14

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.	14

Item 3.	Defaults Upon Senior Securities.	14

Item 4.	Submission of Matters to Vote of Security Holders.	14

Item 5.	Other Information	14

Item 6.	Exhibits	15

SIGNATURES	16

Sky Petroleum, Inc.
(an Exploration Stage Company)
Consolidated Balance Sheet
(Unaudited)

June 30, 2006
Assets
Current assets:
Cash and equivalents	$ 6,465,844
Prepaid expenses	41,242

Total current assets	6,507,086

Fixed assets, net	5,500

Other assets:
Deposits	1,825
Oil and gas properties	25,046,008

Total other assets	25,047,833

$ 31,560,419

Liabilities and Stockholders' Equity
Current liabilities:
Accrued liabilities	$ 27,681

Stockholders' Equity:
Series A Preferred stock, $0.001 par value, 10,000,000
shares authorized, 3,055,556 shares issued and
outstanding at June 30, 2006 (Note 6)	3,056
Common stock, $0.001 par value, 150,000,000
shares authorized, 46,571,485 shares issued and
outstanding at June 30, 2006	46,571
Unamortized options issued for services (Note 7)	(6,511,712)
Additional paid-in capital	47,336,497
Foreign currency remeasurement	(1,983)
(Deficit) accumulated during development stage	(9,339,691)

31,532,738

$ 31,560,419

The Accompanying Notes are an Integral Part of These Financial Statements.

Sky Petroleum, Inc.
(an Exploration Stage Company)
Consolidated Statement of Operations
(Unaudited)

	Three Months Ending June 30,		Six Months Ending June 30,		August 22, 2002 (Inception) to
					June 30,
	2006	2005	2006	2005	2006

Revenue	$ —	$ —	$ —	$ —	$ 49

Expenses:
Consulting services	936,323	648,830	2,105,095	661,680	3,546,097
Compensation - related party	52,500	22,500	295,616	30,500	420,124
Depreciation	213	—	213	—	213
Financing fees	—	—	6,000	—	3,528,076
Investor relations	100,067	—	189,982	—	630,403
Professional fees	95,954	19,750	192,023	27,750	432,031
Director fees	57,180	—	110,580	—	110,580
General and administrative expenses	165,554	68,847	237,227	107,541	525,854

Total expenses	1,407,791	759,927	3,136,736	827,471	(9,193,378)

Net operating (loss)	(1,407,791)	(759,927)	(3,136,736)	(827,471)	(9,193,329)

Other income (expense)
Interest (expense)	—	(2,000)	—	(4,000)	(43,627)
Interest income	81,377	—	238,956	—	313,271
Foreign currency gain (loss)	895	(29,485)	(2,865)	(29,485)	(31,006)

Net (loss)	$(1,325,518)	$ (791,412)	$(2,900,645)	$ (860,956)	$(8,954,691)

Weighted average number of
common shares outstanding -
basic and fully diluted	46,571,485	28,979,022	46,469,154	27,479,238

Net (loss) per share -
basic and fully diluted	$ (0.03)	$ (0.03)	$ (0.06)	$ (0.03)

The Accompanying Notes are an Integral Part of These Financial Statements

Sky Petroleum, Inc.
(an Exploration Stage Company)
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ending June 30,		August 22, 2002 (Inception) to
			June 30,
	2006	2005	2006

Cash flows from operating activities
Net (loss)	$(2,900,645)	$ (860,956)	$(8,954,691)
Shares issued for consulting services	1,881,484	520,000	2,877,499
Depreciation	213	—	213

Share-based interest payments	—	—	28,285
Adjustment to reconcile net (loss) to net cash
used by operations
Prepaid expenses	(41,242)	(25,000)	(42,221)
Deposits	(1,825)	(475)	(1,825)
Accrued expenses	(134,743)	18,260	(27,681)
Accrued interest	—	4,000	—

Net cash (used) by operating activities	(1,196,757)	(344,171)	(6,065,059)

Cash flows from investing activities
Purchase of fixed assets	(5,713)	—	(5,713)
Advances in oil and gas activities	(10,543,050)	(4,500,000)	(25,046,008)

Net cash (used) in investing activities	(10,548,763)	(4,500,000)	(25,051,721)

Cash flows from financing activities
Proceeds from notes payable	—	1,700,000	4,150,000
Payments on notes payable	—	—	(1,200,000)
Stock subscriptions	—	920,000	—
Foreign currency remeasurement	—	(19,962)	—
Preferred dividend	(385,000)	—	(385,000)
Issuance of preferred stock	—	—	11,000,000
Issuance of common stock	30,000	2,500,000	24,048,629

Net cash provided by financing activities	(355,000)	5,100,038	37,613,629

Foreign currency remeasurement	(2,865)	—	(31,006)
Net (decrease) increase in cash	(12,100,521)	255,867	6,465,844
Cash - beginning	18,566,364	6,542	—

Cash - ending	$ 6,465,844	$ 262,409	$ 6,465,844

Supplemental disclosures:
Interest paid	$ —	$ —	$ —

Income taxes paid	$ —	$ —	$ —

Shares issued for services	$ —	$ 520,000	$ 520,000

Number of shares issued for services	—	500,000	500,000

The Accompanying Notes are an Integral Part of These Financial Statements

Sky Petroleum, Inc.
(an Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 1 — Organization

The Company was organized on August 22, 2002 (Date of Inception) under the laws of the State of Nevada, as The Flower Valet. On December 20, 2004, the Company amended its articles of incorporation to change its name to Seaside Explorations, Inc. Subsequently, on March 28, 2005 the Company changed its name to Sky Petroleum, Inc.

Sky Petroleum, Inc. is an oil and gas exploration company, with the primary focus of seeking opportunities where discoveries can be appraised rapidly and advanced either by using existing infrastructure or by entering into arrangements with joint-venture partners.

In order to manage its international oil and gas operations, the Company established two corporations in Cyprus. Bekata Limited (“Bekata”), a wholly-owned subsidiary of Sky Petroleum, Inc. owns a 100% interest in Sastaro Limited (“Sastaro”). Sastaro is the entity that signed the Participation Agreement in the United Arab Emirates.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary corporation, after elimination of all material intercompany accounts, transactions and profits.

Note 2 — Basis of Presentation

The condensed interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein. It is suggested that these condensed interim financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2005 and notes thereto included in the Company’s Form 10-KSB annual report. The Company follows the same accounting policies in the preparation of interim reports.

Results of operation for the interim period are not indicative of annual results.

Note 3 — Advances in Oil and Gas Activities

On May 18, 2005, the Company entered into a “Participation Agreement” with Buttes Gas and Oil Co. International, Inc., (“BGOI”) a wholly-owned subsidiary of Crescent Petroleum Company International Limited, whereby the Company provided cash in the amount of $25,000,000, to be used for drilling costs associated with two oil wells located in the Arabian Gulf in exchange for a variable percentage of future production revenue. Pursuant to the Agreement, the Company provided capital to BGOI in developmental increments. Upon commencement of production, the company will receive a preferred 75% of combined production revenue until such time as the Company has recouped its initial investment and thereafter an incremental decrease of production revenue to 40% until the Company has recouped two times its initial investment and thereafter at 9.2%.

Sky Petroleum, Inc.
(an Exploration Stage Company)
Notes to Consolidated Financial Statements

As of June 30, the Company has advanced a total of $25,000,000. During the six months ended June 30, 2006, drilling commenced and therefore the entire balance of the advance was transferred to capitalized oil and gas properties in accordance with the Company’s policy of following full cost accounting for its oil and gas activities (Note 4).

Note 4 — Oil and Gas Properties

On January 31, 2006, drilling operations commenced at the Mubarek H-2 well, the first of Sky Petroleum’s two infill wells in the Mubarek Field. The Company follows the full cost method of accounting for its oil and gas operations whereby exploration and development expenditures are capitalized. Such costs may include geological and geophysical, drilling, equipment and technical consulting directly related to exploration and development activities. Costs related to unproved properties and major development projects may be excluded from costs subject to depletion until proved reserves have been determined or their value is impaired. At June 30, 2006, $25,046,008 of costs related to drilling and consulting costs were capitalized to oil and as properties. These costs relate to the Mubarek Field project and are classified as unproved and will not yet be subject to depletion.

Note 5 — Commitments

As discussed in Note 3, the Company has provided BGOI cash in the amount of $25,000,000, its total commitment as of June 30, 2006, for the drilling costs associated with its two oil wells located in the Arabian Gulf. The Company has fulfilled its commitment under the Participation Agreement.

On May 18, 2005, the Company entered into a “Consulting Agreement” with Paraskevi Investment Company S.A. (“PARA”) whereby the Company has agreed to issue PARA 1,000,000 shares of its common stock for services rendered in connection with the “Participation Agreement.” Pursuant to the Agreement, stock will be issued in 500,000 increments based on two milestones. The first issuance occurred upon signing of the aforementioned “Participation Agreement”. On February 7, 2006 the Company issued 500,000 shares valued at $520,000 to PARA pursuant to the Agreement as compensation for PARA’s performance obligation.

Note 6 — Stockholders’ Equity

On February 7, 2006, the Company issued 500,000 shares pursuant to the Participation Agreement as compensation for PARA’s performance obligation. The Company has recorded an expense in the amount of $520,000, the fair value of the underlying shares.

Each share of Series “A” Preferred Stock is entitled to receive a dividend of 7% per annum prior and in preference to the Common Stock of the Company. The dividend begins to accrue on December 30, 2005, and will be payable quarterly thereafter. The dividend is cumulative. In the event of a liquidation or acquisition of the Company, the holders of the Series “A” Preferred Stock will be entitled to receive an amount equal to any accrued and unpaid dividend prior and in preference to any distributions to the holders of the Common Stock. Thereafter, the holders of the Series “A” Preferred Stock will be entitled to participate in distributions on an as converted to Common Stock basis. The Company paid a dividend of $192,500 on April 3, 2006 to the holders of the Series “A” Preferred Stock related to the first quarter of 2006 and a dividend of $192,500 on the June 30, 2006 for the second quarter of 2006.

Sky Petroleum, Inc.
(an Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 7 — Stock Options

On May 20, 2006, the Company granted stock options to Mr. Nigel Mc Cue, an officer of the Company, to purchase 200,000 shares of $0.001 par value common stock at a strike price of $1 per share pursuant to his employment agreement. The options will vest over a three-year period. The value of the options on the grant date using the Black-Scholes Model is $360,616, which is recorded as unamortized options on the date of grant. As of June 30, 2006, the Company has recorded compensation expense in the amount of $30,051.

Shares Underlying Options Outstanding				Shares Underlying Options Exercisable

Range of Exercise Prices	Shares Underlying Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares Underlying Options Exercisable	Weighted Average Exercise Price

$0.50 - 1.88	4,450,000	5.75	$1.03	—	—

The fair value of each option and warrant grant are estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants under the fixed option plan:

	2006	2005

Average risk-free interest rates	5.25%	5.25%
Average expected life (in years)	6	6
Volatility	118%	118%

The following is a summary of activity of outstanding stock options under the 2005 Stock Option Plan:

	Number Of Shares	Weighted Average Exercise Price

Balance, December 31, 2005	4,250,000	$ 1.03
Options cancelled	—
Options granted	200,000	1.00
Options exercised	—	—

Balance, June 30, 2006	4,450,000	1.03

Exercisable, June 30, 2006	—	$ —

Item 2.    Plan of Operation.

DESCRIPTION OF PROPERTY

        Our principal corporate and executive offices are located at 401 Congress Avenue, Suite 1540, Austin, Texas 78701. Our telephone number is (512) 687-3427. We rent our office space. We do not currently maintain any investments in real estate, real estate mortgages or securities of persons primarily engaged in real estate activities, nor do we expect to do so in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth elsewhere in this report.

        This discussion and analysis should be read in conjunction with the accompanying Consolidated Financial Statements and related notes. The discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis the company reviews its estimates and assumptions. The estimates were based on historical experience and other assumptions that the company believes to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but the company does not believe such differences will materially affect our financial position or results of operations. Critical accounting policies, the policies the company believes are most important to the presentation of its financial statements and require the most difficult, subjective and complex judgments, are outlined below in “Critical Accounting Policies,” and have not changed significantly.

        In addition, certain statements made in this report may constitute “forward-looking statements”. These forward-looking statements involve known or unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the success of the proposed infill drilling programs, Sky Petroleum’s ability to access opportunities, the contemplated continued production at the Mubarek field, our expectations related to the Sir Abu Nu’Ayr Island Project, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum’s intended plan. Forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although Sky Petroleum believes that the expectations reflected-in the forward-looking statements are reasonable, the company cannot guarantee future results, levels of activity, performance or achievements.

OVERVIEW

        We are an oil and gas exploration company, with the primary focus of seeking opportunities where discoveries can be appraised rapidly and advanced either by using existing infrastructure or by entering into arrangements with joint-venture partners.

        We were incorporated on August 22, 2002, pursuant to the laws of the State of Nevada under the name of The Flower Valet. In 2004, we began to reassess our business plan and to seek business opportunities in other industries, including the oil and gas industry. On December 20, 2004, at our annual shareholder’s meeting, our shareholders voted to change the management and approve the change of our name to Seaside Exploration, Inc. Subsequently, on March 28, 2005, we changed our name to Sky Petroleum, Inc.

        Since our incorporation on August 22, 2002 through December 31, 2004, we were primarily engaged in the business of marketing, selling and distributing floral products, gifts and gourmet foods through our website. We only generated $49 in revenues during this period. As a result of determining the potential lack of viability of its previous business model, and the lack of capital to pursue the previous business model, the company changed its business strategy and decided to pursue other business opportunities in the oil and gas industry. Since our inception through June 30, 2006 we had a cumulative loss during development stage of $9,339,691.

        As part of our business strategy, we, through our wholly-owned subsidiary, Sastaro, entered into a Participation Agreement for the financing of a drilling program in the Mubarek field, an offshore region in a concession area surrounding Abu Musa Island in the Arabian Gulf, with Buttes Gas and Oil Co. International Inc., (“BGOI”) a wholly-owned subsidiary of Crescent Petroleum Company International Limited. Under the terms of the Participation Agreement, Sastaro has the right to participate in a share of the future production revenue by contributing $25 million in drilling costs related to two wells in an off-shore oil and gas project in the United Arab Emirates. The Participation Agreement does not grant Sastaro any interest in the concession area other than the right to receive in a share of future production revenue, if any.

        Phase I:   We performed an independent review of existing data on the Ilam/Mishrif reservoir of the Mubarek Field area near Abu Musa Island in the Arabian Gulf. The review included geological, geophysical and reservoir engineering re-interpretation and analysis. In the first quarter of 2006, the Company fulfilled its commitment under the Participation Agreement by paying the remaining $10,500,000 of the required contribution under the agreement. In addition, the operator of the drilling program, BGOI secured a drilling rig, and drilling on the first well, Mubarek H2, commenced on January 31, 2006, and was completed during the second quarter of 2006 at a total depth of 15,020 feet (drilled depth). Initial logging of the well indicated good oil saturations over more than 100 feet in the Ilam/Mishrif reservoir section and the well was cased to enable testing of these zones. However, the well flowed in an unstable manner with a high water cut making accurate measurements difficult due to surging of the well. During periods when the well was flowing in a stable fashion, rates of 168 BOPD (barrels of oil per day) and 2,259 BWPD (barrels of water per day) were recorded. Further evaluation was required to determine if methods of shutting off zones which are producing water and stimulation of the zones producing oil were feasible and would result in stable production. On July 26, 2006, we announced that production had stabilized at approximately 200 BOPD (barrels of oil per day). Assuming a production rate of 200 BOPD and the current Mubarek crude price of $65 per barrel, the net forecast monthly revenue to Sky under the terms of the Participation Agreement, after deduction of royalties and operating costs, will be approximately $200,000 per month, which will be disbursed to us beginning in the fourth quarter of 2006. Actual production may be less than our forecasts or estimates.

        Phase II:   The data from the first well, Mubarek H2, allowed an up-to-date assessment of the factors affecting reservoir performance in this mature field which indicated that the proposed J3 location, the second well, should be reconsidered. The second well will now be drilled on the northwest of the field proximal to the K1 location. Mubarek K1 was drilled as Thamama producer (a deeper gas condensate reservoir underlying the Ilam/Mishrif) and electric log readings over the Ilam/Mishrif section indicate good oil saturated reservoir. We expect the drilling of the second well, for which funding has been paid, to commence during September 2006. Timing will be conditional on when the rig, which has been contracted, is released from its current drilling obligation.

        On completion of the two obligation wells, a further well development program will be evaluated. We believe that there is potential for four additional wells to be drilled and anticipate production from these wells to commence in late 2007, subject to a positive evaluation and rig availability

PLAN OF OPERATION

        Our plan of operation and business strategy is to focus on producing or near-production oil and gas properties in the Middle East and North Africa. We intend to seek niche opportunities through the contacts of our officers and directors in the region. We intend to limit our administrative and overhead expenses by seeking operating partners and participating in projects as non-operator. We intend to use contractors or consultants as much and where possible.

        As the Company has sufficient working capital, our goal during the next six months ending December 31, 2006 is to participate in the drilling of the two commitment wells in our first project in the Mubarek Field under the Participation Agreement with BGOI, and to assess and obtain additional joint venture opportunities in new regions.

        The strategic overview of Sky Petroleum is as follows:

•	To identify opportunities to participate in oil and gas projects in the Middle East and North Africa through strategic participation agreements, farm-ins or joint ventures.

•	To focus initially on lower risk development or exploitation projects in areas with known oil or natural gas reserves / production and infrastructure.

•	To participate as a non-operator on projects with working operators with experience in a specific region.

•	To raise sufficient capital to fund our operations and to establish ongoing production revenue.

        Our plan of operation includes the following goals during the next twelve months:

•	Fund two wells in Mubarek Field in United Arab Emirates to be drilled by BGOI.

•	Evaluate new farm-in / joint venture opportunities in the Middle East or North Africa.

•	First production from the Mubarek Field is expected.

•	Evaluate additional infill drilling locations in Mubarek Field.

•	Negotiate an agreement with BGOI on Sir Abu Nu’Ayr project and fund a work program.

        There can be no assurance that we will successfully implement our business strategy or meet our goals during the next twelve months, if ever.

OVERALL PERFORMANCE

Comparability to prior periods

        As discussed in the overview, the Company revised its business plan in late 2004 to seek business opportunities in other industries, including the oil and gas industry. In early 2005, the Company moved ahead with this strategy and commenced to add staff and raise capital. This plan took several months to proceed and in the second quarter of 2005, we added consultants familiar with the oil and gas business, signed a Participation Agreement to drill wells in the United Arab Emirates and commenced raising capital. In the second quarter of 2005, the operations of Sky reflect minimal general and administrative costs as we were in the early stages of its new business plan, compared to the second quarter of 2006 when the we had substantial activity.

        The variances in comparable financial and operating results for the three and six months ended June 30, 2006 versus the same periods in 2005 may appear disproportionate as a result of our being relatively inactive in 2005.

Operations

        During the three months ended June, 2006, we had a loss of $1,325,518 as compared to a loss of $791,412 during the three months ended June 30, 2005. During the second quarter of 2006, there was no revenue and expenses from operations of $1,407,791 ($759,927 – 2005). These expenses during the second quarter of 2006 included compensation expense of $988,823 ($671,330 – 2005), investor relations expense of $100,067 (nil – 2005), professional fees of $95,954 ($19,750 – 2005), directors fees of $57,180 (nil – 2005), general expenses of $165,554 ($68,847 – 2005) and depreciation expense of $213 (nil – 2005).

        During the six months ended June, 2006, we had a loss of $2,900,645 as compared to a loss of $860,956 during the six months ended June 30, 2005. During the first half of 2006, there was no revenue and expenses from operations of $3,136,736 ($827,471 – 2005). These expenses during the second half of 2006 included compensation expense of $2,400,711 ($692,180 – 2005), investor relations expense of $189,982 (nil – 2005), professional fees of $192,023 ($27,750 – 2005), directors fees of $110,580 (nil – 2005), general expenses of $237,227 ($107,541 – 2005) and depreciation expense of $213 (nil – 2005). The compensation expense in the six months ended June 30, 2006 includes $519,227 of salaries and consulting fees to the six employees and consultants, and a former consultant. In addition, compensation expense includes $1,881,484 of stock based compensation, which is a non-cash item. Of this amount, $1,361,484 relates to stock based compensation to employees, which is the amount amortized in this period. There is an additional $520,000 related to shares issued to Paraskevi Investment Company S.A., for services rendered in connection with the Participation Agreement as described in note 5 to the financial statements.

        We also had other income of $81,377 during the three months ended June 30, 2006 and $238,956 during the six months ended June 30, 2006, which is primarily interest income arising from short term investments in United States Treasury Bills of the Company’s excess cash during the period. There was an interest expense of $2,000 in the three months ended June 30, 2005 and $4,000 during the six months ended June 30, 2005, due on short term promissory notes required as bridge financing to meet working capital requirements.

        Cash flows from operating activities were a negative $1,196,757 during the six months ended June 30, 2006 as compared to a negative cash flow of $344,171 for the comparable period in 2005. The current negative cash flow arises from our net loss of $2,900,645 during the period. We also paid the dividend on Series A preferred stock of $385,000 in the six months ended June 30, 2006.

LIQUIDITY AND CAPITAL RESOURCES

        A component of our operating plan is the ability to obtain additional capital through additional equity and/or debt financing to fund future additional prospects. Our only source of internal operating cash flow, if any, will be derived from our participation interest in the Mubarek Field, if the project is successful.

        Since inception, we have financed our cash flow requirements through the issuance of common stock and preferred stock. As we expand our activities, we may continue to experience net negative cash flows from operations, pending receipt of revenues. Additionally we anticipate obtaining additional financing to fund operations through common stock or preferred stock offerings, debt financings and bank borrowings, to the extent available, or to obtain additional financing to the extent necessary to augment working capital.

        As of June 30, 2006 we have raised approximately $38.0 million through private placements of shares of common stock and shares of convertible preferred stock.

        As of June 30, 2006, we had current assets of $6,507,086 including cash and cash equivalents of $6,465,844. As of June 30, 2006, we had current liabilities of $27,681. We had working capital of $6,479,405 as of June 30, 2006.

        On February 6, 2006, we issued 500,000 share as compensation under the terms of a Compensation Agreement dated May 18, 2005 with Paraskevi Investment Company S.A.

        On February 7, 2006, we, through our subsidiary, Sastaro, paid $3.5 million to Buttes Gas and Oil in accordance with the terms of the Participation Agreement, which required payment on the spudding of the first well. Buttes Gas and Oil spudded the first well on January 31, 2006. An additional $3.5 million was paid on February 28, 2006 and another $3.5 million was paid on March 24, 2006. Sastaro may, at its election, make an additional contribution to maintain its full interest in the revenue from the wells if actual costs exceed initial estimates.

        As mentioned above, we have paid the $25 million commitment regarding the two well program. This is initially recorded as “Advances on the oil and gas activities” in the Companies financial statements. On January 31, 2006 Butte Gas and Oil Co commenced drilling operations commenced at the Mubarek H-2, the first of Sky Petroleum’s two infill wells on in the Mubarek Field . The Company follows the full cost method of accounting for its oil and gas operations whereby exploration and development expenditures are capitalized. Such costs may include geological and geophysical, drilling, equipment and technical consulting directly related to exploration and development activities. Costs related to unproved properties and major development projects may be excluded from costs subject to depletion until proved reserves have been determined or their value is impaired. As of June 30, 2006, the Company has estimated the drilling costs incurred to be $25,000,000, based on information received from the operator. In addition, technical consulting fees of $46,008 related to the oil and gas properties were capitalized. At June 30, 2006, a total of $25,046,008 of costs related to drilling and consulting costs were capitalized to oil and gas properties. These costs relate to the Mubarek Field project and are classified as unproved and will not yet be subject to depletion. The previous advances on oil and gas activities in the amount of $25,000,000 has been reclassified, leaving a balance in the drilling advance account of $0 at June 30, 2006.

        The Company has an obligation to pay dividends to the holders of the Series A Preferred Stock. The dividend is 7% per annum on the balance of $11,000,000 shares outstanding. As of June 30, 2006, we paid dividends to the Series A Preferred Stock holder of $385,000.

        On July 26, 2006, we announced that production at the Mubarek H2 well had stabilized at approximately 200 BOPD (barrels of oil per day). Assuming a production rate of 200 BOPD and the current Mubarek crude price of $65 per barrel, the net forecast monthly revenue to us under the terms of the Participation Agreement, after deduction of royalties and operating costs, will be approximately $200,000 per month, which be disbursed to us beginning in the fourth quarter of 2006. Actual production may be less than our forecasts or estimates.

        Over the next twelve months, we believe that existing capital and anticipated funds from operations, if any, will be sufficient to sustain operations.

        Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies searching for opportunities in the oil and gas industry. Such risks include, but are not limited to, our ability to secure a drilling rig, our ability to successfully drill for hydrocarbons, commodity price fluctuations, delays in drilling or bringing production, if any, on line, an evolving and unpredictable business model and the management of growth. To address these risks we must, among other things, implement and successfully execute our business and development plan, successfully identify future drilling locations, continue to rely on Buttes Gas and Oil’s efforts, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

OFF-BALANCE SHEET ARRANGEMENTS

        We have no off-balance sheet arrangements.

INFLATION

        We do not believe that inflation has had a significant impact on our consolidated results of operations or financial condition.

CRITICAL ACCOUNTING POLICIES

Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Fair value of financial instruments

        Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2006. The respective carrying value of certain on-balance sheet financial instruments approximated their fair values. These financial instruments include cash, prepaid expenses, accounts payable and dividends payable. Fair values were assumed to approximate carrying values for cash, prepaid expenses and payables because they are short term in nature and their carrying amounts approximate fair values as they are payable on demand.

Property and equipment

The Company follows the full cost method of accounting for its oil and gas operations whereby exploration and development expenditures are capitalized. Such costs may include geological and geophysical, drilling, equipment and technical consulting directly related to exploration and development activities. The aggregate of net capitalized costs and estimated future development costs is amortized using the unit of production method based on estimated proved oil and gas reserves.

        Costs related to unproved properties and major development projects may be excluded from costs subject to depletion until proved reserves have been determined or their value is impaired. These properties are assessed periodically and any impairment is transferred to costs subject to depletion. No such impairments have been identified by management at June 30, 2006

        Accumulated oil and gas costs on proved properties will be depleted using the unit of production method based upon estimated proved reserves.

        Revenue will be recognized in the period in which title to the petroleum or natural gas transfers to the purchaser.

INCOME TAXES

        We follow Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS No. 109”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

STOCK-BASED COMPENSATION

        In December 2004, the FASB issued SFAS No. 123 (revised 2004). Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, and Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company adopted SFAS No. 123 (R) in 2005. Share-based compensation totaled $1,881,484 and $520,000 for the six months ended June 30, 2006 and 2005, respectively.

RECENT PRONOUNCEMENTS

        In December, 2004, the FASB issued SFAS No. 123 (revised 2004) Share-Based Payment, which is a revision of SFAS No.123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for us in the first interim or annual reporting period beginning after December 15, 2005. We expect the adoption of this standard will have a material impact on its financial statements as stock options were granted in 2005.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We hold a participation interest in an oil and gas project. As a result, changes in the price of oil and gas could significantly affect our stock price. We hold our cash and cash equivalents in U.S. dollars and our obligations are in U.S. dollars. Consequently, we do not face currency exchange risks. We do not have any debt that would expose us to market risks related to changes in interest rates.

Item 3.     Controls and Procedures

        The company maintains disclosure controls and procedures adequately designed to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in applicable rules and forms. As of the end of the period covered by this report, the company’s sole officer evaluated the effectiveness of our disclosure controls and procedures. Based on the evaluation, which disclosed no significant deficiencies or material weaknesses, the company’s sole officer concluded that the company’s disclosure controls and procedures are effective to ensure that information required to be disclosed in the reports that we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to our management, including our chief executive officer and chief financial officer, to allow timely decisions regarding required disclosure.

        There were no changes in the company’s internal control over financial reporting that occurred during the company’s most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, the company’s internal control over financial reporting.

PART II — OTHER INFORMATION

Items 1.    Legal Proceedings.

        None.

Item 1A.    Risk Factors

        As of May 15, 2006, there have been no material changes from risk factors as previously disclosed in the Company’s Form 10-KSB/A, filed April 10, 2006.

Item 2.    Unregistered Sales of Equity Securities and Use of Proceeds.

        On or about May 30, 2006, the board of directors appointed Nigel McCue to be a director of the Company. In connection with his appointment, Mr. McCue was entitled to receive compensation for his services, which includes 200,000 stock options at $1.00 per share under the terms of our non-U.S. Stock Option Plan. The options vest 1/3 per year beginning on the first anniversary of the grant and expire seven years after such grant. Mr. McCue is a non-U.S. person and the options were granted in an off-shore transaction outside the United States in reliance upon the exclusion from the registration requirements of the Securities Act available under Regulation S of the Securities Act.

Item 3.   Defaults Upon Senior Securities.

        None.

Item 4.    Submission of Matters to Vote of Security Holders.

Results of Annual General Meeting of Shareholders

        The Company held its scheduled Annual General Meeting of Shareholders on June 26, 2006 at the Jumeirah Essex Hotel in New York, New York at 4:00 p.m. EST. After counting the number of shares present in person and by proxy, Company Secretary Michael Noonan determined that a quorum for the transaction of business was not present. Under article II section 7 of the Company’s by-laws and pursuant to Nevada Revised Statutes 78.350 and 78.370(7), the Company’s Chief Executive Officer Brent Kinney proposed a vote of shares present to adjourn the meeting. The proposal was passed by unanimous consent, with proxy shares being voted by their representatives pursuant to discretionary voting power granted under the proxy. The meeting was adjourned until July 31, 2006.

        On July 31, 2006, the Company held its adjourned annual general meeting of shareholders at the offices of Dorsey & Whitney LLP, Suite 4700, 370 Seventeenth Street, Denver, Colorado 80202. The annual general meeting of shareholders held on June 26, 2006 was adjourned until July 31, 2006 for lack of quorum. Shareholder representing 23,795,538 shares or 40.47% of the shares authorized to vote (58,793,709) were present in person or by proxy, representing a quorum for the purposes of the annual meeting. Shareholders approved the following:

Proposal #1 - Election of Directors	Voted For	Withheld

The election of the Nominees to the Company's Board to serve until the Company’s 2007 Annual Meeting of Stockholders or until successors are duly elected and qualified:

Brent D. Kinney	23,731,528	64,010

Daniel F. Meyer	23,741,528	54,010

Karim Jobanputra	23,745,453	50,085

Ian R. Baron	23,741,528	54,010

Peter J. Cockcroft	23,745,453	50,085

Nigel McCue	23,745,453	50,085

Michael D. Noonan	23,741,528	54,010

Proposal #2	For	Withheld	Abstain

To ratify the amendment of the Company’s bylaws to allow for an increase in the number of the Company's Directors

	23,793,353	2,185	0

Proposal #3	For	Withheld	Abstain	Broker Non-Vote

To ratify the Non-U.S. Stock Option Plan, the 2005 U.S. Stock Incentive Plan, as amended by the Board, and other stock option agreements

	21,692,986	2,150	50	2,100,352

Proxies were solicited under the proxy statement on filed with the Securities and Exchange Commission on Schedule 14A on June 2, 2006. Each nominee for director was elected, and each proposal was approved by the Shareholders.

Item 5.    Other Information

On August 14, 2006, we entered into a Separation Agreement with Dan Meyer, effective May 30, 2006, in connection with his resignation as our President, Treasurer and Secretary. Under the terms of the separation agreement, Mr. Meyer released us of all claims relating to (1) breach of contract, personal injury, or tort including, but not limited to, claims of wrongful discharge, fraud, promissory estoppel, intentional infliction of emotional distress, defamation, and assault; (2) claims, if any, arising out of or in connection with the initiation, termination, or existence of Contractor's employment relationship with us, or any services performed on our behalf; (3) claims, if any, regarding leave, vacation, bonuses, commissions, stock options, or any other form of payment or benefits attributable to his employment with Sky; and (4) employment discrimination on the basis of race, color, gender, disability, religion, national origin, age, or any other status protected by law. The Separation Agreement requires Mr. Meyer to keep confidential information confidential. Mr. Meyer retains options granted to him in his capacity as an officer, consultant and/or director of the corporation.

Concurrent with the execution and delivery of the Separation Agreement, Mr. Meyer resigned as a director of Sky Petroleum, Inc., effective August 14, 2006. Mr. Meyer resigned as a director to pursue other business opportunities.

Item 6.    Exhibits

Number	Description

10.16(1)	Oral Independent Contractor Agreement with Daniel Meyer

10.17(1)	Oral Independent Contractor Agreement with Shafiq Ur Rahman

10.18(1)	Separation Agreement with Daniel Meyer dated August 14, 2006, effective May 30, 2006.

10.19(1)	Addendum to Independent Contractor Services Agreement with Michael Noonan Acting for Noonan Advisors, LLC effective as of August 1, 2006.

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14 and Rule 15d-14(a), promulgated under the Securities and Exchange Act of 1934, as amended.

31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14 and Rule 15d-14(a), promulgated under the Securities and Exchange Act of 1934, as amended.

32.1	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act

32.2	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act

(1)	Previously filed with the Securities and Exchange Commission on the company's 10-QSB dated August 15, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SKY PETROLEUM, INC.

By:   /s/ Brent Kinney
       Brent Kinney
        Chief Executive Officer
       (On behalf of the registrant and as
       Principal Executive Officer)

Date:  September 8, 2006

By:   /s/ Shafiq Ur Rahman
       Shafiq Ur Rahman
       Manager of Finance and Administration
       (Principal Financial and Accounting Officer)

Date:  September 8, 2006